Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:                                                   Corporation:
Cyanotech Corporation
Jeffrey H. Sakamoto
(808) 326-1353
jsakamoto@cyanotech.com

CYANOTECH CORPORATION TO APPEAL NASDAQ DELISTING NOTIFICATION

KAILUA KONA, Hawaii.— September 15, 2003— Cyanotech Corporation (Nasdaq: CYAN), a world leader in producing high-value natural products from microalgae, today announced that the Nasdaq Listing Qualifications Department has notified the Company that its common stock fails to comply with the $1.00 minimum bid price per share requirement for continued listing pursuant to Marketplace Rule 4310(c)(4).  As a result, the Company’s securities are subject to delisting from The Nasdaq SmallCap Market effective upon the opening of business on 09/23/03.

Cyanotech has requested a hearing before the Nasdaq Listing Qualifications Panel to appeal the ruling.  During the appeals process, the scheduled delisting will be stayed and the Company’s common stock will continue to trade on the Nasdaq SmallCap Market, pending the Panel’s decision.  The hearing date has not been set and is yet to be determined by Nasdaq.  While there can be no assurance that the Company’s request for continued listing on the Nasdaq SmallCap Market will be granted, the Company is exploring all possible avenues to preserve the Nasdaq listing.

About Cyanotech

Cyanotech Corporation, a world leader in microalgae technology, produces high-value natural products from microalgae and is the world’s largest commercial producer of natural astaxanthin (pronounced “asta-zan-thin”) from microalgae.  Products include BioAstin® natural astaxanthin, a powerful antioxidant with expanding application as a human nutraceutical; NatuRose® natural astaxanthin for the aquaculture and animal feed industries; Spirulina Pacifica®, a nutrient-rich dietary supplement; and phycobiliproteins, which are fluorescent pigments used in the immunological diagnostics market.  Spirulina Pacifica and BioAstin are sold directly online through the Company’s website, www.nutrex-hawaii.com, as well as through resellers worldwide in over 30 countries.  Corporate and product information is available at www.cyanotech.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for statements of historical fact, the statements in this press release are forward-looking.  Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to our largest customers, weather patterns, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulation, and other factors more fully detailed in the Company’s recent Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.

# # #